AMENDED AND RESTATED

                       MERGER AGREEMENT AND PLAN OF MERGER

                                      among

                              Contessa Corporation,

                                       and

                           Fullcomm Acquisition Corp.

                                       and

                                 Fullcomm, Inc.,

                   the Shareholders of Fullcomm, Inc. and the

                 Principal Stockholders of Contessa Corporation

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.     THE MERGER..................................................   2

ARTICLE II.    REPRESENTATIONS AND WARRANTIES OF CONTESSA,
               ACQUISITION AND THE PRINCIPAL STOCKHOLDERS..................   4

ARTICLE III.   COVENANTS OF CONTESSA, ACQUISITION AND
               THE PRINCIPAL STOCKHOLDERS..................................  12

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF FULLCOMM
               AND THE FULLCOMM SHAREHOLDERS...............................  15

ARTICLE V.     CONDUCT PRIOR TO CLOSING....................................  19

ARTICLE VI.    ADDITIONAL AGREEMENTS.......................................  20

ARTICLE VII.   CONDITIONS TO OBLIGATIONS OF THE PARTIES....................  23

ARTICLE VIII.  CONDITIONS PRECEDENT TO OBLIGATIONS OF CONTESSA,
               ACQUISITION, AND THE PRINCIPAL STOCKHOLDERS.................  24

ARTICLE IX.    CONDITIONS PRECEDENT TO OBLIGATIONS OF
                 CONTESSA, ACQUISITION AND THE PRINCIPAL STOCKHOLDERS......  25

ARTICLE X.     THE CLOSING.................................................  27

ARTICLE XI.    MISCELLANEOUS...............................................  29


                                      (ii)

                                    Exhibits:

Exhibit A:     Case Employment Agreement

Exhibit B:     Fullcomm Officer's Certificate

Exhibit C-1:   Contessa Officer's Certificate

Exhibit C-2:   Acquisition Officer's Certificate

Exhibit D:     Contessa Principal Stockholder's Certificate

Exhibit E:     Opinion of Kaplan Gottbetter

Exhibit F:     Secretary's Certificate

Exhibit G:     Opinion of Buchanan Ingersoll

Exhibit H:     Confidentiality Agreements

Exhibit I:     Shareholders Agreement

                                   Schedules:

1.2    Fullcomm Shareholders and Merger Shares
2.2(a) Holders of Contessa Common Stock
2.11   Lawsuits, Litigation, etc.
2.16   Contessa Bank Accounts
2.19   Affiliate Business Arrangements

4.1    Fullcomm affiliates
4.2    Other Options, Rights, etc.
4.9    Fullcomm Litigation, etc.
4.10   Patents, Trademarks, etc.
4.15   Fullcomm Property, Contracts, Employees

Addendum Regarding Post-Merger Disposition of Fullcomm Assets


                                      (iii)

                              AMENDED AND RESTATED
                                MERGER AGREEMENT
                                       AND
                                 PLAN OF MERGER

      THIS AMENDED AND RESTATED MERGER AGREEMENT AND PLAN OF MERGER, (hereinafter referred to as the "Agreement") amends and restates the MERGER AGREEMENT AND PLAN OF MERGER made and entered into on the 28th day of January 2000 (the "Initial Agreement") by and among CONTESSA CORPORATION, a Delaware corporation (hereinafter referred to as "Contessa"), the stockholders of Contessa listed on the signature pages hereof (collectively, the "Principal Stockholders"), the shareholders of Fullcomm, Inc. listed on the signature pages (collectively, the "Fullcomm Shareholders"), FULLCOMM ACQUISITION CORP., a Delaware corporation (hereinafter referred to as "Acquisition"), and FULLCOMM, INC., a New Jersey corporation (hereinafter referred to as "Fullcomm").

                                    RECITALS

      WHEREAS, the parties hereto entered into the Initial Agreement on January 28, 2000 providing for the merger of Fullcomm with and into Contessa's wholly-owned subsidiary, Acquisition, whereby Acquisition shall be the surviving entity pursuant to the terms and conditions set forth herein and whereby the transaction shall qualify as a tax free exchange pursuant to Section 351 of the Internal Revenue Code ("IRC");

      WHEREAS, in furtherance of such combination, the Boards of Directors and/or shareholders of Contessa, Acquisition and Fullcomm have each approved the merger of Fullcomm with and into Acquisition (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA");

      WHEREAS, the Fullcomm Shareholders desire to exchange all of their ownership interest in Fullcomm for shares of Contessa common stock representing 60.53% of the total issued and outstanding common stock of Contessa on the partially diluted basis set forth in Section 1.2(d) and in the respective amounts set forth in Schedule 1.2 hereto as a tax free exchange pursuant to
Section 351 of the IRC;

      WHEREAS, the parties hereto desire to reorganize, pursuant to Section 368(a)(1)(A) of the IRC, the management, operations and principal place of business of Contessa and Acquisition;

      WHEREAS, certain provisions of the Initial Agreement have been modified by agreement among the parties; and

      WHEREAS, the parties hereto wish to amend and restate the Initial Agreement to reflect the changes agreed to by the parties.

      NOW, THEREFORE, the parties hereto, intending to amend and restate the Initial Agreement as of the date of its initial execution and delivery and in consideration of the premises and mutual representations, warranties and covenants herein contained, hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.1 (a) Merger and Plan of Reorganization. At the Effective Time (as defined in Section 1.1(b) hereof), and subject to and upon the terms and conditions of this Agreement, the DGCL and the NJBCA, Fullcomm shall be merged with and into Acquisition, the separate corporate existence of Fullcomm shall cease, and Acquisition shall continue as the surviving corporation. Acquisition after the Effective Time is sometimes referred to herein as the "Surviving Corporation." Contessa shall change its name to "Fullcomm Technologies, Inc." or a any other name to be approved by the shareholders of Contessa, Acquisition shall change its name to "Fullcomm, Inc." and the renamed Acquisition shall remain a wholly-owned subsidiary of Contessa. As consideration for their agreement to surrender their ownership interests in Fullcomm and to approve the Merger, the Fullcomm Shareholders shall receive not less than Four Million, Six Hundred and One Thousand, One Hundred (4,601,100) shares (the "Merger Shares") of authorized but previously unissued Contessa common stock, par value $0.0001 per share. Fullcomm shareholders will be entitled to receive Merger Shares on a one for one basis in accordance with Schedule 1.2. As consideration for the Merger, the shareholders of Contessa shall receive a stock dividend of Six Hundred and Ninety Five Thousand, Nine Hundred and Ninety Four (695,994) shares after which the former holders of the Two Million, Three Hundred and Four Thousand, Six (2,304,006) shares of Contessa common stock issued and outstanding after the GBDR Disposition shall hold Three Million (3,000,000) shares of Contessa common stock as set forth on Schedule 2.2(a). The parties hereto further agree that as promptly as practicable after the Closing, the necessary steps shall be taken in order to effect the relocation of Acquisition's principal place of business to Fullcomm's facility in Princeton, New Jersey; and the management and operations of Acquisition will be reorganized to become engaged in the current business endeavors of Fullcomm.

                  (b) The Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX, the parties hereto shall cause the merger to be consummated by filing the certificates of merger as contemplated by the DGCL and the NJBCA (the "Certificates of Merger"), together with any required related documents, with the appropriate administrator, as indicated in the DGCL and the NJBCA, as the case may be, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the

NJBCA, as the case may be. The Merger shall be effective at the time indicated in such Certificates of Merger (the "Effective Time").

      SECTION 1.2 Issuance of Shares.

      (a) At the Effective Time, Contessa shall cause to be issued and delivered to the Fullcomm Shareholders or their designees, stock certificates evidencing ownership of the Merger Shares in the amounts set forth in Schedule 1.2 hereto.

      (b) The Merger Shares to be issued hereunder are deemed "restricted securities" as defined by Rule 144 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), and the recipients shall represent that they are acquiring the Merger Shares for investment purposes only and without the intent to make a further distribution of the Merger Shares. All Merger Shares to be issued under the terms of this Agreement shall be issued pursuant to exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the restricted Merger Shares shall bear the following, or similar legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Merger Shares received by Messrs. Elliott, Lee, and Escaravage and shares issued in connection with any Ancillary Agreement shall bear a restrictive legend stating that they are subject to the terms of a 3 year lockup provision.

      (c) Notional denominator for calculation of above percentages. The percentage of 60.53 in the recitals above is based on a notional denominator of Seven Million, Six Hundred and One Thousand, One Hundred (7,601,100) shares and are not intended to include shares issuable under the (i) Plan; (ii) the Case Employment Agreement; (iii) the Tashenberg Advisory Agreement; (iv) the Creekmore Advisory Agreement; (v) the Grace Agreements; and (vi) the Grace Private Placement.

      SECTION 1.3 Actions to be Taken by the Board of Directors. As a condition concurrent with the consummation of the Merger, the Board of Directors of Contessa shall take the following actions in accordance with the DGCL:

      (a) The election of Brendan G. Elliott as a member of the Board of Directors of Contessa as of and at the Closing Date;

      (b) The election of Richard T. Case, Brendan G. Elliott, Wayne H. Lee and
C. Bradley Tashenberg as members of the Board of Directors of Acquisition as of and at the Closing Date; and

      (c) The acceptance of the resignations of the current officers of Contessa and appointment of the following individuals as officers of Contessa and of Acquisition as of and at the Closing Date:

            1.    Brendan G. Elliott, President and Treasurer;
            2.    Richard T. Case, Chief Executive Officer; and
            3.    Wayne H. Lee, Executive Vice President and Secretary.

      SECTION 1.4 Closing. Unless this Agreement shall have been terminated pursuant to Article X, and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Articles VII, VIII and IX, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Kaplan Gottbetter & Levenson, LLP, as promptly as practicable (and in any event within five business days) after satisfaction or waiver, if permissible, of the conditions set forth in Articles VII, VIII and IX or (ii) at such other time, date or place as Fullcomm and Contessa may mutually agree.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                       OF
              CONTESSA, ACQUISITION AND THE PRINCIPAL STOCKHOLDERS

      As an inducement for Fullcomm and the Fullcomm Shareholders to enter into this Agreement, Contessa and each Principal Stockholder hereby makes jointly and severally, as of the date hereof and as of the Closing Date, the following representations and warranties to Fullcomm and the Fullcomm Shareholders except that each Principal Stockholder makes no representation or warranties with respect to Sections 2.2(b) and 2.4:

      SECTION 2.1 Organization of Contessa and Affiliates. (a) Contessa is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. With the exception of Acquisition and Gastronnomia Boca di Rosa, Inc. ("GBDR"), there are no corporations or other entities with respect to which (i) Contessa owns any of the outstanding stock or other interests, or (ii) Contessa may be deemed to be in control. Contessa, Acquisition and the Principal Stockholders have all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements (as defined below) and to consummate the transactions contemplated hereby and thereby, and except for the approval of this Agreement, the Merger and the transactions contemplated hereby and thereby, or notice thereof, by the shareholders of Contessa as required by the DGCL and the federal securities laws, have taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder. This Agreement, upon its execution and delivery, is the legal, valid and binding obligation of Contessa, Acquisition and the Principal Stockholders, enforceable against Contessa, Acquisition, and the Principal Stockholders in accordance with its terms, and each of the Ancillary Agreements, upon its execution and delivery, is the legal, valid and binding obligation of Contessa in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

      (b) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified and in good standing as a foreign corporation in every jurisdiction in which such qualification is necessary, and has the corporate power and authority to own its properties and assets and to transact the business in which it is engaged. There are no corporations or other entities with respect to which (i) Acquisition owns any of the outstanding stock or other interests, or (ii) Acquisition may be deemed to be in control.

      SECTION 2.2 Capitalization of Contessa and Acquisition. (a) The authorized capital stock of Contessa consists of Twenty Million (20,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), of which Two Million, Eight Hundred and Sixty Six Thousand, Five Hundred and Six (2,866,506) shares of Common Stock are issued and currently outstanding, and Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, with such rights, privileges, preferences and other terms and conditions as shall be approved by its Board of Directors pursuant to a duly adopted resolution thereof, of which no shares are issued and outstanding. All shares of Common Stock currently issued and outstanding have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with any and all applicable federal and state laws or pursuant to appropriate exemptions therefrom. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Contessa to issue any shares of its capital stock or other securities or any security representing the right to purchase or otherwise receive any such stock or other securities. The Merger Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

            (b) To the best knowledge of Contessa and Acquisition, Schedule 2.2(a) sets forth the name of each holder of shares of Common Stock, as well as the number of shares of Common Stock held by each such holder, subject to the GBDR Disposition as defined in Section 2.7(c) below.

            (c) Other than the transactions contemplated by this Agreement and the GBDR Disposition as defined below, there is no outstanding vote, plan, pending proposal or right of any person to cause any redemption of Common Stock or the merger or consolidation of Contessa with or into any other entity. Contessa is not under any obligation under any agreement to register any of its securities under federal or state securities laws.

            (d) To the best knowledge of Contessa, Acquisition and the Principal Stockholders, there are no agreements among shareholders of Contessa, or otherwise, voting trusts, proxies or other agreements or understanding of any character, whether written or oral, with respect to or concerning the purchase, sale, transfer or voting of the Common Stock or any other security of Contessa.

            (e) None of Contessa, Acquisition or any Principal Stockholder has any legal obligations, absolute or contingent, to any other Person to sell the assets or to sell any capital stock or any other security of Contessa or any of its subsidiaries or to effect any merger, consolidation or other reorganization of Contessa or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement and pursuant to the GBDR Disposition.

            (f)(i) Acquisition and GBDR, each a Delaware corporation, are the only subsidiaries of Contessa. Each of GBDR and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

            (ii) There are Two Hundred (200) shares of common stock, with a par value of $0.001 per share (the "Acquisition Stock"), of Acquisition authorized, which are all outstanding and held by Contessa. The Acquisition Stock was validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Acquisition's Certificate of Incorporation or By-Laws or any contract. There is no outstanding vote, plan, pending proposal or right of any person to cover any redemption of the Acquisition Stock as for the merger or consolidation of Acquisition with or into any other entity, except as contemplated hereby. Acquisition holds no assets and conducts no business.

      SECTION 2.3 Charter Documents. Certified copies of the Contessa and Acquisition Certificate of Incorporation and By-Laws, as amended to date, as have been or will be delivered to Fullcomm prior to the Closing are true, correct and complete copies thereof.

      SECTION 2.4 Corporate Documents. The Contessa shareholders' list and corporate minute books are complete and accurate in all material respects and the corporate minute books contain the recorded minutes of all corporate meetings or the written consents of shareholders and directors.

      SECTION 2.5 Financial Statements. (a) Contessa's audited financial statements for the fiscal year ended December 31, 1998 and the unaudited September 30, 1999 financial statements (collectively, the "Contessa Financial Statements"), copies of which have been delivered to Fullcomm, are true and complete in all material respects, having been prepared in accordance with generally accepted accounting principles applied on a consistent basis for the period covered by such statements, and fairly present, in accordance with generally accepted accounting principles, the financial condition of Contessa and its subsidiaries, on a consolidated basis, and results of its operations for the periods covered thereby. Contessa and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorizations and (iv) the recorded accountability for assets if compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference. Neither Contessa nor any of its subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions bank accounts or funds which have been and are reflected in the normally maintained books and records. Except as otherwise set forth on Schedule 2.5(a) and as set forth herein, there has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of Contessa taken as a whole (a "Material Adverse Effect") from that reflected in the financial statements referred to in this Section 2.5.

            (b) SEC Documents. Contessa has furnished Fullcomm with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Contessa with the Commission since November 30, 1998 (as such documents have since the time of their filing been amended, the "Contessa SEC Documents") and since that date Contessa has filed with the Commission all documents required to be filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, the Contessa SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Contessa SEC Documents, and none of the Contessa SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Contessa included in the Contessa SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are accurate, complete and in accordance with the books and records of Contessa, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Contessa as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

      SECTION 2.6 Absence of Certain Changes or Events. Since September 30, 1999, and except as disclosed otherwise herein, Contessa has not (i) issued or sold any promissory note, stock, bond, option or other security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct or indirect,
(iii) incurred or suffered to be incurred any liability or obligation whatsoever, (iv) cause or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to shareholders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (vi) reclassified its shares of capital stock, (vii) amended its Certificate of Incorporation or By-Laws, (viii) acquired any equity interest in any other Person, or (ix) entered into any agreement or transaction except in connection with the execution and performance of this Agreement. Neither Contessa nor Acquisition, has entered into any Agreement to do any of the foregoing action described in this Section 2.6, except with respect to the GBDR Disposition.

      SECTION 2.7 Assets and Liabilities. (a) Contessa has good and marketable title to all of its assets and property, free and clear of any and all liens, claims and encumbrances. As of the date hereof, Contessa does not have any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are not fully reflected in the Contessa Financial Statements.

            (b) Acquisition has no assets and no liabilities.

            (c) Contessa has entered into an agreement of sale with respect to its investment in GBDR whereby it shall sell to a non-affiliated existing shareholder of Contessa its stock holding in GBDR, and will receive in return therefor such shareholder's stock holding which is comprised of 562,500 shares of Contessa (the "GBDR Disposition").

      SECTION 2.8 Tax Returns and Payments. (a) All of Contessa's tax returns (federal, state, city, county or foreign) which are required by law to be filed on or before the date of this Agreement, have been duly filed and are complete and accurate in all material respects. Contessa has paid all taxes due on said returns, any assessments made against Contessa and all other taxes, fees and similar charges imposed on Contessa by any governmental authority (other than those, the amount or validity of which is being contested in good faith by appropriate proceedings). No tax liens have been filed and no claims are being assessed with respect to any such taxes, fees or other similar charges. Contessa and Acquisition know of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis thereof.

            (b) Acquisition, which was incorporated on June 24, 1999, has not filed, and has not yet been required to file, any tax return.

      SECTION 2.9 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Contessa or the consummation by it of the transactions contemplated hereby. Prior to the Closing, a majority of the shareholders of Contessa and Acquisition shall have approved this Agreement and the transactions contemplated hereunder and appropriate corporate filings shall have been made with the State of Delaware, as required.

      SECTION 2.10 Compliance with Law and Government Regulations. Contessa and Acquisition are in compliance with and are not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting Contessa, Acquisition, or either of their respective properties or the operation of their respective businesses, except where failure to be in compliance would not result in a Material Adverse Effect. To the best knowledge of Contessa, Acquisition, and the Principal Stockholders, Contessa and Acquisition are not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

      SECTION 2.11 Litigation. Except as set forth on Schedule 2.11, there is no litigation, arbitration, proceeding or investigation pending, or to the best knowledge of Contessa, Acquisition and the Principal Stockholders, threatened or anticipated, to which Contessa or Acquisition is a party or which may result in a Material Adverse Effect, or which might result in any liability on the part of Contessa or Acquisition, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Contessa and Acquisition, there is no basis for any such litigation, arbitration, proceeding or investigation. To the best knowledge of Contessa, Acquisition and the Principal Stockholders, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Contessa or Acquisition or any of either of their assets that is not disclosed herein.
Schedule 2.11 contains a complete and accurate description of all claims, suits, litigations, proceedings, investigations, disputes, writs, injunctions, judgments and decrees since inception to which Contessa has been a party.

      SECTION 2.12 Trade Names and Rights. Contessa does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. To the knowledge of Contessa and Acquisition, no Person owns any trade mark, trade mark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of Contessa's business.

      SECTION 2.13 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Contessa, Acquisition or the Principal Stockholders is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the carrying out of any transactions contemplated hereby or thereby with the exception of the necessary corporate filings with the State of Delaware and the State of New Jersey relating to the proposed exchange of shares.

      SECTION 2.14 No Disqualifying Orders. Neither Contessa, Acquisition, the Principal Stockholders nor any of their respective affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state securities law. As used herein, "Bad Boy" provisions include Rule 262 of Regulation A, Rule 507 of Regulation D and other similar disqualifying provisions of federal and state securities laws.

      SECTION 2.15 Business. Contessa and Acquisition: (i) do not own or lease any real property or personal property; (ii) are not a party to any contract;
(iii) have no employees or anyone who acts as an employee; (iv) have only the bank accounts listed on Schedule 2.16 hereto; and (v) are not required to have any Permits.

      SECTION 2.16 No Conflict or Violation; Consent. None of the execution, delivery or performance of this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Contessa, Acquisition or any Principal Stockholder with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of Contessa, any of its subsidiaries or any Principal Stockholder, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any encumbrance upon any of their respective assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or the arrangement to which Contessa, any of its subsidiaries or any Principal Stockholder is a party or by which Contessa, any of its subsidiaries or any Principal Stockholder is bound or to which any of their respective assets are subject, (c) violate any applicable regulation or court order or (d) impose any encumbrance on any of their respective assets. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Person (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Contessa, any of its subsidiaries or any Principal Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 2.17 Full Disclosure. None of the representations and warranties made by Contessa, Acquisition or the Principal Stockholders herein, or in any Ancillary Agreement, exhibit, certificate or memorandum furnished or to be furnished by Contessa, Acquisition or the Principal Stockholders on their behalf pursuant hereto or thereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading. The information with respect to Contessa and Fullcomm which is to be included in any information statement or proxy statement to be sent to the shareholders of Contessa will not contain any untrue statement of material fact, or omit to state any material fact necessary to make the statement or fact contained herein or therein not misleading.

      SECTION 2.18 Brokerage. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Contessa or Acquisition, or with respect to the GBDR Disposition.

      SECTION 2.19 Transactions with Affiliates. Except as set forth on Schedule 2.19, no director or officer of Contessa, Acquisition or any Principal Stockholder or any member of his or her immediate family, is a party to any contract or other business arrangement or relationship of any kind with Contessa, has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Contessa.

      SECTION 2.20 Environmental Matters.

                  (i) Contessa, its subsidiaries and Acquisition are in compliance in all material respects with all Environmental Laws (as defined below).

                  (ii) Contessa has no knowledge of an existing or potential Environmental Claim (as defined below), nor has Contessa or any Principal Stockholder received any notification or has knowledge of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any disposal, release, or threatened release at any location of any Hazardous Substance (as defined below) stored, generated or transported by Contessa, its subsidiaries or Acquisition.

                  (iii) To the best knowledge of Contessa, Acquisition and the Principal Stockholders, (A) no underground tank or other underground storage receptacle for Hazardous Substance has leaked from any underground tank or related piping at any time; and (B) there have been no releases of Hazardous Substances by Contessa on, upon or into any properties of Contessa, any of its subsidiaries or any of their respective predecessors.

                  (iv) To the best knowledge of Contessa, Acquisition and the Principal Stockholders, there has never been any PCBs or asbestos located at or on any owned or leased property by Contessa, any of its subsidiaries, or any of their respective predecessors.

                  (v) No environmental lien has ever been attached to any real property owned or leased by Contessa, any of its subsidiaries or any of their respective predecessors.

                  (vi) Definitions. For purposes of this Agreement, "Environmental Laws" shall mean all federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits, or demand letters issued, promulgated, or entered pursuant thereto, relating to pollution or protection of the environment (including without limitation ambient air, surface water, ground water, land surface, or subsurface strata), including without limitation (x) laws relating to emissions, discharges, releases or threatened releases, or threatened releases of pollutants, contaminants, chemicals, materials, wastes or other substances into the environment and (y) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances.

      For purposes of this Agreement, "Environmental Claims" shall mean all accusations, allegations, notice of violations, liens, claims, demands, suits or causes of action or any damage, including without limitation, personal injury, property damage (including any depreciation of property values), lost use of property, or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws.

      For purposes of this Agreement, "Environmental Conditions" shall mean the state of environment, including natural resources (e.g. flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata, or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injection, escaping, leaching, disposal, dumping, or threatened release of Hazardous Substances by Contessa, any of its subsidiaries or any of their respective predecessors or such predecessors in interest, agents, representatives, employees, or independent contractors.

      For purposes of this Agreement, "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental Laws.

                                   ARTICLE III

                     COVENANTS OF CONTESSA, ACQUISITION AND
                           THE PRINCIPAL STOCKHOLDERS

      SECTION 3.1 Conduct Prior to the Closing. Between the date hereof and the Closing, other than actions or transactions referred to herein:

      (a) Contessa and Acquisition will not enter into any material agreement, contract or commitment, whether written or oral, or engage in any transaction, without the prior written consent of Fullcomm;

      (b) Contessa and Acquisition will not pay, incur or declare any dividends or distributions with respect to its capital stock or amend their respective Certificates of Incorporation or By-Laws, without the prior written consent of Fullcomm;

      (c) Other than with respect to the GBDR Disposition, Contessa and Acquisition will not authorize, issue, sell, purchase or redeem any shares of its capital stock or any options or other rights to acquire its capital stock, without the prior written consent of Fullcomm;

      (d) Contessa and Acquisition will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to Fullcomm in connection with any such requirements imposed upon the parties hereto in connection therewith and will provide Fullcomm with the opportunity to review and approve any mailing or proxy to be delivered to shareholders of Contessa;

      (e) Contessa and Acquisition will not incur any indebtedness for money borrowed, or issue or sell any debt securities, incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount or enter into any other transaction other than in the regular course of business, except to comply with the terms of this Agreement, without the prior written consent of Fullcomm;

      (f) Contessa and Acquisition will not make any investment of capital nature either by purchase of stock or securities, contribution to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

      (g) Contessa and Acquisition will not enter into any contract whatsoever, including any employment contract or any other compensation arrangement;

      (h) Contessa and Acquisition will not do any other act which would cause any representation or warranty of Contessa in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;

      (i) None of Contessa, Acquisition or any Principal Stockholder shall directly or indirectly (a) solicit any inquiry or proposals or enter into or continue any discussions, negotiation or agreements relating to (i) the sale or exchange of Contessa's or Acquisition's capital stock, or (ii) the merger of Contessa or Acquisition with any Person other than Fullcomm or (b) provide any assistance or any information to other otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction;

      (j) Contessa and Acquisition shall grant to Fullcomm and its counsel, accountants and other representatives, full access during normal business hours during the period prior to the Closing to all of their respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Fullcomm and such representatives all information relating to Contessa as Fullcomm may reasonably request, and shall extend to Fullcomm the opportunity to meet with Contessa's accountants and attorneys to discuss the consolidated financial condition of Contessa; and

      (k) Except for the transactions contemplated by this Agreement and the GBDR Disposition, Contessa and Acquisition will conduct its business in the normal course consistent with past practice, and shall not sell, pledge or assign any of its assets without the prior written consent of Fullcomm.

      SECTION 3.2 Pre-Closing Affirmative Covenants. Prior to Closing, Contessa will do the following:

      (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all conditions contained in this Agreement without limitation, declaration of the stock dividend necessary to result in the Three Million (3,000,000) shares issued and outstanding;

      (b) Promptly notify Fullcomm in writing of any material adverse change in the financial condition, business, operations or key personnel of Contessa or Acquisition, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement or in a schedule hereto;

      (c) Use its best efforts to obtain approval of this Agreement from its shareholders and otherwise satisfy all consents of or notices to its shareholders under federal and state securities laws and state corporate law;

      (d) Obtain the written resignations of its existing officers and appoint as new officers the individuals listed in Section 1.3(c), which appointment shall be effective upon the Closing;

      (e) File all necessary filings with the Commission to the extent it needs to do so.

      SECTION 3.3 Post-Closing Affirmative Covenants.

      (a) As promptly as practicable after the Closing, Contessa shall deliver notice of and hold a Special Meeting of Shareholders (the "Contessa Shareholder Meeting") in accordance with the DGCL and with the Exchange Act and all other applicable federal securities laws to transact the following business:

            (i) To consider and vote upon a proposal to amend the Certificate of Incorporation of Contessa to change the name of Contessa to "Fullcomm Technologies, Inc." or to any other name to be approved by the shareholders of Contessa, in order to more accurately describe the new business of Contessa;

            (ii) To elect Directors of Contessa for the ensuing year and until their successors shall have been elected and qualified; and

            (iii) To consider and vote upon a proposal to adopt Contessa's 2000 Stock Plan;

      (b) The Board of Directors of Contessa will nominate Richard T. Case, Brendan G. Elliott, Wayne H. Lee, Anthony Markofsky and C. Bradley Tashenberg as management's slate of directors (the "Board Slate") for election at the Contessa Shareholder Meeting; and

      (c) The Principal Stockholders will vote their shares in favor of the name change referred to above, in favor of the adoption of Contessa's 2000 Stock Plan and in favor of the election of the Board Slate at such Contessa Shareholder Meeting.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF FULLCOMM

      Fullcomm hereby represents, warrants and agrees that:

      SECTION 4.1 Organization of Fullcomm. Fullcomm is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, is duly qualified or will become duly qualified and in good standing in every jurisdiction in which such qualification is necessary. Fullcomm is the surviving entity from the merger with Fullcomm, LLC, a New Jersey limited liability company ("Fullcomm LLC"), which merger became effective on May 18, 1999, and pursuant thereto Fullcomm became vested with all properties, rights, privileges, franchises, licenses or other properties formerly owned by Fullcomm LLC. There are no corporations or other entities with respect to which (i) Fullcomm owns any of the outstanding stock or other interests, or (ii) Fullcomm may be deemed to be in control except as otherwise disclosed in Schedule 4.1 annexed hereto and by this reference made a part hereof.

      SECTION 4.2 Share Ownership. Prior to the consummation of the Ancillary Agreements to which it is party, and after giving pro forma effect to the issuance of a 20% stock dividend to its current private places, all of the issued and outstanding capital stock of Fullcomm is owned as set forth on
Schedule 1.2. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Fullcomm to issue, now or at any future time or upon any circumstance whether or not existing, any units of ownership, shares or other equity interest, except as otherwise disclosed in Schedule 4.2 annexed hereto.

      SECTION 4.3 Charter Documents. Complete and correct copies of the Certificate of Incorporation and By-Laws of Fullcomm and all amendments thereto, have been or will be delivered to Contessa prior to the Closing.

      SECTION 4.4 Financial Statements, Assets and Liabilities. Fullcomm's and Fullcomm LLC's unaudited financial statements for the stub period from inception to and through the period ending December 31, 1999, have been or will be delivered to Contessa and are true and complete in all material aspects. Fullcomm has good and marketable title to all of its assets and property to be delivered to Contessa hereunder free and clear of any and all liens, claims and encumbrances, except as may be otherwise set forth herein and in its financial statements. Fullcomm maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorizations and (iv) the recorded accountability for assets if compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference. Fullcomm has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained books and records of Fullcomm.

      SECTION 4.5 Absence of Certain Changes or Events. Since June 30, 1999 and except as disclosed otherwise herein, Fullcomm has not (i) issued or sold any promissory note, evidence of indebtedness, bond, option or other security of which it was an issuer or other obligor, (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability, absolute or contingent, direct or indirect, except in the ordinary course of its business, (iii) incurred or suffered to be incurred any liability or obligation whatsoever, except in the ordinary course of its business, (iv) cause or permitted any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, (v) declared or made any dividend, payment or distribution to shareholders, purchased or redeemed or agreed to purchase or redeem any shareholder's ownership rights, (vi) reclassified its shares of capital stock, or (vii) entered into any agreement or transaction except in connection with the execution and performance of this Agreement.

      SECTION 4.6 Tax Returns and Payments. As of the date hereof, Fullcomm has not filed tax returns (federal, state, city, county or foreign). Fullcomm knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis thereof.

      SECTION 4.7 Required Authorizations. There have been or will be timely filed, given, obtained or taken, all applications, notices, consents, approvals, orders, registrations, qualifications waivers or other actions of any kind required by virtue of execution and delivery of this Agreement by Fullcomm or the consummation by it of the transactions contemplated hereby and appropriate corporate filings shall have been made in the State of New Jersey, as required.

      SECTION 4.8 Compliance with Law and Government Regulations. Fullcomm is, to the best of its knowledge, in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standard affecting its properties and operations, imposed by the United States of America or any state to which Fullcomm is subject, the failure to comply with which would, either individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.9 Litigation. There is no litigation, arbitration, proceeding or investigation pending or, to the best of its knowledge, threatened to which Fullcomm is a party or which may result in any Material Adverse Effect, or which might result in any liability on the part of Fullcomm, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement, and to the best knowledge of Fullcomm, there is no basis for any such litigation, arbitration, proceeding or investigation except as otherwise set forth in Schedule 4.9. To the best of its knowledge, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Fullcomm or any of its assets that is not disclosed herein.

      SECTION 4.10 Patents, Trademarks, Trade Names and Rights. Schedule 4.10 annexed hereto and by this reference is made a part hereof, contains a complete list of all patents, assignments of patents, patent licenses, trademarks, service marks, trade marks, service mark, trademark and service mark registrations, applications and licenses with respect to the forgoing owned or held by Fullcomm. Fullcomm has no knowledge of any facts and nothing has come to its attention that would lead it to believe that it has infringed or misappropriated or is infringing upon any trademark, copyright, patent or other similar right of any person. No claim relating thereto is pending or, to the knowledge of Fullcomm, is threatened. Fullcomm has no knowledge of any rights owned by third parties in the patents, trademarks and other intellectual property rights listed in Schedule 4.10, except as set forth in Schedule 4.10.

      SECTION 4.11 Governmental Consent. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Fullcomm is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the carrying out of any transactions contemplated hereby or thereby other than filing the Agreement together with a Certificate of Merger with the State of Delaware and State of New Jersey.

      SECTION 4.12 Authority. Fullcomm and each of the Fullcomm Shareholders have approved this Agreement and duly authorized the execution hereof. Fullcomm has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate actions necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Fullcomm with the provisions hereof will not (a) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Fullcomm under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Fullcomm, or any note, bond, mortgage, indenture, license, agreement or any instrument or obligation to which Fullcomm is a party or by which it is bound; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fullcomm or any of its properties or assets.

      SECTION 4.13 Investment Purpose. Fullcomm has received or shall receive representations from the Fullcomm Shareholders that the recipients of the restricted Merger Shares hereunder are acquiring the shares for investment purposes only and acknowledges that the Contessa Shares issued hereunder are "restricted securities" and may not be sold, traded or otherwise transferred without registration under the Securities Act or exemption therefrom, and in addition, shares issuable under the Ancillary Agreements and Merger Shares receivable by Messrs. Elliott, Lee, and Escaravage are also subject to the terms of the three year "lockup" provision referred to herein.

      SECTION 4.14 Nonexistence of Disqualifying Orders. Neither Fullcomm nor any of its affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state securities law which are defined in Section 2.14.

      SECTION 4.15 Business. Except as listed on Schedule 4.15, Fullcomm: (i) does not own or lease any real property or personal property; (ii) is not a party to any contract; (iii) has no employees or anyone who acts as an employee; and (iv) is not required to have any Permits.

      SECTION 4.16 No Conflict or Violation: Consent. None of the execution, delivery or performance of this Agreement, the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Fullcomm with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of Fullcomm, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or the arrangement to which Fullcomm is a party or by which Fullcomm is bound or to which any of its assets are subject, (c) violate any applicable regulation or court order or
(d) impose any encumbrance on any of its assets. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Person (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Fullcomm, any of its Subsidiaries or any Principal Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 4.17 Full Disclosure. None of the representations and warranties made by Fullcomm herein, or in any Ancillary Agreement, exhibit, certificate or memorandum furnished or to be furnished by, on its behalf pursuant hereto or thereto, contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

      SECTION 4.18 Transactions and Affiliates. No Fullcomm Shareholder or any member of his or her immediate family, is a party to any contract or other business arrangement or relationship of any kind with Fullcomm has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with Fullcomm.

                                    ARTICLE V

                            CONDUCT PRIOR TO CLOSING

      SECTION 5.1 Conduct Prior to the Closing. Between the date hereof and the
Closing:

      (a) Except within the regular course of business or in connection with its financing activities previously disclosed to Contessa, including, without limitation the Ancillary Agreements and the Grace Private Placement, Fullcomm will not enter into any material agreement, contract or commitment, whether written or oral, without the prior written consent of Contessa;

      (b) Fullcomm will not pay, incur or declare any dividends or distributions with respect to its shareholders or amend its Certificate of Incorporation or By-Laws, without the prior written consent of Contessa ;

      (c) Except for the shares of Common Stock of Fullcomm to be issued in connection with the Ancillary Agreements and the Grace Private Placement Agreement, Fullcomm will not authorize, issue, sell, purchase, or redeem any shares of capital stock or any options or other rights to acquire ownership interests without the prior written consent of Contessa;

      (d) Except within the regular course of business and in its financing activities previously disclosed to Contessa, Fullcomm will not incur any indebtedness for money borrowed (other than the South Edge Loan) or issue any debt securities, or incur or suffer to be incurred any liability or obligation of any nature whatsoever, or cause or permit any lien, encumbrance or security interest to be created or arise on or in any of its properties or assets, without the prior written consent of Contessa;

      (e) Fullcomm will not make any investment of capital nature either by purchased stock or securities, contribution to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person;

      (f) Fullcomm will not do any other act which would cause representation or warranty of Contessa in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice;

      (g) Fullcomm shall not directly or indirectly (a) solicit any inquiry or proposals or enter into or continue any discussions, negotiation or agreements relating to (i) the sale or exchange of Fullcomm's capital stock or (ii) the merger of Fullcomm with any Person other than Acquisition or (b) provide any assistance or any information to other otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction;

      (h) Fullcomm will comply with all requirements which federal or state law may impose on it with respect to this Agreement and the transactions contemplated hereby, and will promptly cooperate with and furnish written information to Contessa in connection with any such requirements imposed upon the parties hereto in connection therewith; and

      (i) Fullcomm shall grant to Contessa and its counsel, accountants and other representatives, full access during normal business hours during the period to the Closing to all its respective properties, books, contracts, commitments and records and, during such period, furnish promptly to Contessa and such representatives all information relating to Fullcomm as Contessa may reasonably request, and shall extend to Contessa the opportunity to meet with Fullcomm's accountants and attorneys to discuss the financial condition of Fullcomm.

      SECTION 5.2 Affirmative Covenants. Prior to Closing, Fullcomm will do the following:

      (a) Use its best efforts to accomplish all actions necessary to consummate this Agreement, including satisfaction of all conditions contained in this Agreement and declaration of a stock dividend, or taking of other corporate action to result in the Four Million, Six Hundred and One Thousand, One Hundred (4,601,100) share ownership on Schedule 1.2; and

      (b) Promptly notify Contessa in writing of any material adverse change in the financial condition, business, operations or key personnel of Fullcomm, any threatened material litigation or investigation, any breach of its representations or warranties contained herein, and any material contract, agreement, license or other agreement which, if in effect on the date of this Agreement, should have been included in this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      SECTION 6.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense except as provided for in Section 11.1 herein.

      SECTION 6.2. Brokers and Finders. Except for the fees to be paid under the Grace Agreements, each of the parties hereto represents, as to itself, that no agent, broker, investment banker or firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

      SECTION 6.3 Necessary Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event at any time after the Closing, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper managers, officers and/or directors of Contessa, Acquisition or Fullcomm, as the case may be, shall take all such necessary action.

      SECTION 6.4 Indemnification.

            (a) General.

                  (i) Subsequent to the Closing, the Principal Stockholders shall, jointly and severally, indemnify Fullcomm, and each of the Fullcomm Shareholders ("Fullcomm Indemnified Parties") against, and hold each of the Fullcomm Indemnified Parties harmless from any damage, claim, loss, cost, liability or expense, including without limitation, interest, penalties, reasonable attorneys' fees and expenses of investigation, diminution of value, response action, removal action or remedial action (collectively "Damages") incurred by any such Fullcomm Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Contessa, Acquisition or the Principal Stockholders contained in this Agreement, the Ancillary Agreements or any schedule hereto or thereto or in any certificate or instrument of conveyance (including, without limitation, any notice to be delivered to the shareholders of Contessa) delivered by or on behalf of Contessa or the Principal Stockholders pursuant to this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereby.

                  (ii) Subsequent to the Closing, Fullcomm shall indemnify Contessa and the Principal Stockholders ("Contessa Indemnified Parties"), against, and hold each of the Contessa Indemnified Parties harmless from, any Damages incurred by such Contessa Indemnified Party, that are incident to, arise out of, in connection with, or related to, whether directly or indirectly, the breach of any warranty, representation, covenant or agreement of Fullcomm contained in this Agreement, the Ancillary Agreements, any schedule hereto or thereto or in any certificate or instrument of conveyance delivered by or on behalf of Fullcomm pursuant to this Agreement, the Ancillary Agreements or in connection with the transactions contemplated hereby or thereto.

                  (iii) The term "Damages" as used in this Section 6.4 is not limited to matters asserted by third parties against Fullcomm Indemnified Parties or Contessa Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

            (b) Procedure for Claims.

                  (i) If a claim for Damages (a "Claim') is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification (the "Indemnified Party"), subject to clause (ii) below, shall give written notice (a "Claim Notice") to the indemnifying person (the "Indemnifying Party") as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 6.4. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party demonstrates actual material damage caused by such failure. In the case of a Claim involving the assertion of a claim by a third party (whether pursuant to a lawsuit or other legal action or otherwise, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Indemnifying Party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the Indemnifying Party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 6.4, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing. If the Indemnifying Party fails to assume the defense of such Third-Party Claim in accordance with this
Section 6.4 within 10 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall upon delivering notice to such effect to the Indemnifying Party have the right to undertake, at the Indemnifying Party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 6.4 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Damages by reason of such settlement or judgment.

                  (ii) Notwithstanding clause (i) above, in the event that the Indemnified Party is a Contessa Indemnified Party, any Claim Notice election or other notification or correspondence required pursuant to such clause (i) shall be valid if it is delivered to each Contessa Principal Stockholder (the "Stockholder Representative"). Each Principal Stockholder hereby irrevocably appoints the Stockholder Representative as its agent and attorney-in-fact with respect to the matters set forth in this Section 6.4, and hereby irrevocably grants to the Stockholder Representative the authority to administer Claims on behalf of such Contessa Indemnified Party, to exercise such other rights and powers as are set forth in this Agreement and to enter into, and to bind such Stockholder with respect to, the settlement of any such Claim. Each Fullcomm Indemnified Party shall be entitled to rely on the agreements and representations of, and notices and other correspondence from, the Stockholder Representative as such agent and attorney-in-fact in connection with any Claim by or against any Contessa Indemnified Party pursuant to this Section 6.4.

            (c) No Right of Contribution. After the Closing, no Principal Stockholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of Contessa. Fullcomm and Contessa shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting their respective rights under this Section 6.4. The remedies described in this Section 6.4 shall be in addition to, and not in lieu of, and any other remedies at law or in equity that the parties may elect to pursue.

                                   ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:

      SECTION 7.1 Legal Action. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of this Agreement or any of the transactions contemplated by this Agreement shall have been issued and remain in effect.

      SECTION 7.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to
Article X hereof.

      SECTION 7.3 Required Approvals. Contessa, Acquisition and Fullcomm shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by Contessa, Acquisition and Fullcomm of their respective obligations under this Agreement, and the consummation of the transactions herein contemplated, whether from governmental authorities or other Persons, and Contessa, Acquisition and Fullcomm shall each have received any and all permits and approvals from any regulatory authority having jurisdiction required for the lawful consummation of this Agreement and the transactions contemplated hereby.

      SECTION 7.4 "Blue Sky" Compliance. There shall have been obtained any and all permits, approvals and consents of the appropriate state securities commissions of any jurisdictions, and of any other governmental body or agency, which counsel for Contessa or Fullcomm may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement may be in compliance with all applicable laws.

                                  ARTICLE VIII

                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
              CONTESSA, ACQUISITION AND THE PRINCIPAL STOCKHOLDERS

      All obligations of Contessa, Acquisition and the Principal Stockholders under this Agreement are subject to the fulfillment and satisfaction by Fullcomm prior to or at the time for Closing, of each of the following conditions, any one or more of which may be waived by Contessa.

      SECTION 8.1 Representations and Warranties True at Closing. All representations and warranties of Fullcomm contained in this Agreement will be true and correct at and as of the time of the Closing, and Fullcomm shall have delivered to Contessa a duly executed Officer's Certificate, dated the Closing Date, in the form of Exhibit B.

      SECTION 8.2 Performance. The obligations of Fullcomm to be performed on or before the Closing pursuant to the terms of this Agreement shall be duly performed at such time, and Fullcomm shall have delivered to Contessa a duly executed Officer's Certificate, dated the Closing Date, in the form of Exhibit B.

      SECTION 8.3 Authority. All action required to be taken by, or on the part of Fullcomm and the Fullcomm Shareholders to authorize the execution, delivery and performance of this Agreement by Fullcomm and the Fullcomm Shareholders and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

      SECTION 8.4 Absence of Certain Changes or Events. There shall not have occurred, since the date hereof, any material adverse change in the business, condition (financial or otherwise), assets or liabilities of Fullcomm or any event or condition of any character adversely affecting Fullcomm, and it shall have delivered to Contessa, a duly executed Officer's Certificate, dated the Closing Date, in the form of Exhibit B hereto.

      SECTION 8.5 Acceptance by Fullcomm Shareholders. Prior to the Closing, each shareholder of Fullcomm shall have approved this Agreement and agreed to the Merger.

      SECTION 8.6 Closing Documents and South Edge Loan. Fullcomm shall have delivered to Contessa the documents and other items described in Section 10.2 and such other documents and items as Contessa shall reasonably request. All Ancillary Documents shall have been executed and delivered. Fullcomm shall have received not less than $100,000 in loan proceeds from the South Edge Loan.

      SECTION 8.7 Completion of Due Diligence. Contessa and Acquisition shall have completed their due diligence which shall include, but not be limited to, review of the terms and legal status of the Grace Agreements, regulatory status of R.K. Grace and Company and the licensed broker-dealer R.K Grace, receipt of audited year-end financial statements of Fullcomm as at and for the period ending December 31, 1999 , and such other matters as may be, in their, opinion necessary and desirable, and the results of all such inquiry shall be satisfactory to Contessa and Acquisition in their sole judgement.

                                   ARTICLE IX

                          CONDITIONS TO OBLIGATIONS OF
                     FULLCOMM AND THE FULLCOMM SHAREHOLDERS

      All obligations of Fullcomm and the Fullcomm Shareholders under this Agreement are subject to the fulfillment and satisfaction by Contessa, Acquisition and the Principal Stockholders prior to or at the time of Closing, of the following conditions, any one or more of which may be waived by Fullcomm.

      SECTION 9.1 Representations and Warranties True at Closing. All representations and warranties of Contessa, Acquisition and the Principal Stockholders contained in this Agreement will be true and correct at and as of the time of the Closing, and Contessa, Acquisition and the Principal Stockholders shall have delivered to Fullcomm a duly executed Officer's Certificate and a Principal Stockholders' Certificate, each dated the Closing Date, substantially in the form of Exhibits C-1, C-2 and D.

      SECTION 9.2 Performance. The obligations of Contessa, Acquisition and the Principal Stockholders to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed at such time, and Contessa, Acquisition and the Principal Stockholders shall have delivered to Fullcomm a duly executed Officer's Certificate and a Principal Stockholders' Certificate, each dated the Closing Date, substantially in the form of Exhibits C-1, C-2 and D.

      SECTION 9.3 Authority. All action required to be taken by, or on the part of Contessa and Acquisition and their respective shareholders to authorize the execution, delivery and performance of this Agreement by Contessa, Acquisition and the Principal Stockholders and the consummation of the transactions contemplated hereby, shall have been duly and validly taken.

      SECTION 9.4 Absence of Certain Changes or Events. There shall not have occurred, since the date hereof, any material adverse change in the business, condition (financial or otherwise), assets or liabilities of Contessa or Acquisition or any event or condition of any character adversely affecting Contessa or Acquisition, and each shall have delivered to Fullcomm, an officer's certificate, dated the Closing Date, substantially in the form of Exhibits C-1 and C-2.

      SECTION 9.5 Actions by Contessa Shareholders, David S. Rector and Officers of Contessa and Acquisition. Prior to the Closing, the shareholders of Contessa shall have taken the actions required under Section 9.12, David S. Rector shall have submitted his resignation as a director of Contessa and the officers of Contessa and Acquisition shall have submitted their resignations.

      SECTION 9.6 Employment Agreements and Ancillary Agreements. Contessa shall have entered into employment agreements with Brendan G. Elliott for a term of not less than two (2) years and in form and substance satisfactory to each party. The Case Employment Agreement shall have been executed. The remaining Ancillary Documents shall have been executed.

      SECTION 9.7 Indemnification Agreements. Contessa shall have executed indemnification agreements in favor of all directors of Contessa (collectively, the "Indemnification Agreements").

      SECTION 9.8 Opinion of Counsel. Contessa shall deliver to Fullcomm an opinion of counsel substantially in the form of Exhibit E stating, among other things, that the transactions contemplated in this Agreement do not violate any state or federal securities laws.

      SECTION 9.9 Closing Documents. Contessa and the Principal Stockholders, as the case may be, shall have delivered to Fullcomm the documents and other items described in Section 10.1 and such other documents and items as Fullcomm may reasonably require.

      SECTION 9.10 Exemption Under Federal and State Securities Laws. The issuance of shares of Contessa in the Merger shall not violate any federal or state securities laws.

      SECTION 9.11 Completion of Fullcomm Diligence. Fullcomm shall have completed its business and legal due diligence to its satisfaction, in its sole judgment.

      SECTION 9.12 Stockholder Approval/Notice. Contessa shall have taken all actions related to the due authorization of the Merger as may be required under the federal and state law, including the DGCL, the NJBCA and federal securities laws.

      SECTION 9.13 Board of Directors Approval. The Merger shall have been approved by appropriate action of the Board of Directors of Contessa.

      SECTION 9.14 Directors and Officers Insurance. Contessa shall have obtained Directors and Officers insurance on each post-Merger director and officer.

                                    ARTICLE X

                                     CLOSING

      On the Closing Date:

      SECTION 10.1 Deliveries by Contessa. Contessa shall deliver (or cause to be delivered) to Fullcomm:

            (a) any consents required to be obtained by Contessa and the Principal Stockholders;

            (b) Contessa and Acquisition shall each deliver an Officer's Certificate and the Principal Stockholders shall have delivered similar certificates as described in Sections 9.1, 9.2 and 9.4 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth herein by Contessa, Acquisition and the Principal Stockholders, as the case may be, are true and correct as of, or have been fully performed and complied with by the Closing Date;

            (c) all Contessa company books and records.

            (d) an opinion of legal counsel to Contessa dated as of the Closing Date, in substantially the form of Exhibit E;

            (e) the Merger Shares to be issued to the Fullcomm Shareholders in accordance with Section 1.2;

            (f) evidence that this Agreement and the transactions contemplated hereby have been approved by the shareholders of Contessa;

            (g) certificates of good standing from Delaware and any other state in which Contessa is required to be qualified to do business;

            (h) a Secretary's Certificate of Contessa, substantially in the form of Exhibit F, attaching thereto the current Certificate of Incorporation of Contessa, By-Laws of Contessa and meeting minutes from all Board and shareholder meetings for the last five years as well as verifying that no other director or stockholder minutes exist and no other director or stockholder meetings took place; and

            (i) such other documents and certificates duly executed as may reasonably be requested by Fullcomm or the Fullcomm Shareholders prior to the Closing Date.

      SECTION 10.2 Delivered by Fullcomm. Fullcomm shall deliver to Contessa:

            (a) any consents required to be obtained by Fullcomm;

            (b) an Officer's Certificate as described in Section 8.1 and 8.2 hereof, dated the Closing Date, stating that all representations, warranties, covenants and conditions set forth herein by Fullcomm are true and correct as of, or have been, fully performed and complied with by the Closing Date;

            (c) all company books and records;

            (d) an opinion of Buchanan Ingersoll Professional Corporation, counsel to Fullcomm, dated as of the Closing Date, substantially in the form of Exhibit G;

            (e) Employment Agreements in the form of Exhibit I from Messrs. Lee and Elliott;

            (f) a Secretary's Certificate of Fullcomm, substantially in the form of Exhibit F, attaching thereto the current Certificate of Incorporation of Fullcomm, By-Laws of Fullcomm and meeting minutes from all Board and shareholder meetings since inception as well as verifying that no other director or stockholder minutes exist and no other director or stockholder meetings took place; and

            (g) copies of the Shareholders Agreement executed by Messrs. Lee, Elliott, and Escaravage and all Ancillary Agreement parties receiving any shares thereunder; and

            (h) such other documents and certificates duly executed as may reasonably be requested by Contessa, Acquisition or the Principal Stockholders prior to the Closing Date.

      SECTION 10.3 Termination. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated:

            (a) By mutual agreement of the parties hereto at any time prior to the Closing;

            (b) By the Board of Directors of Contessa at any time prior to the Closing, if:

                        (i) a condition to performance by Contessa under this
                  Agreement or a covenant of Fullcomm contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii) a material default or breach of this Agreement
                  shall be made by Fullcomm;

            (c)   By Fullcomm at any time prior to the Closing, if:

                        (i) a condition to Fullcomm's performance under this
                  Agreement or a covenant of Contessa or Acquisition contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition; or

                        (ii) a material default or breach of this Agreement
                  shall be made by Contessa or Acquisition or a Principal Stockholder; or

            (d) By either party if it notifies the other that it is not satisfied with its due diligence review.

      SECTION 10.4 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Section 11.1 and Section 11.2, shall no longer be of any force or effect and there shall be no liability on the part of any party or their respective directors, officers or shareholders; provided however, that in the case of a termination pursuant to Section 10.3(b)(ii) or 10.3(c)(ii) hereof because of a material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement, and no party to this Agreement shall be entitled to any injunctive relief.

                                   ARTICLE XI

                                  MISCELLANEOUS

      SECTION 11.1 Costs and Expenses. In the event of any termination of this Agreement pursuant to Section 10.1, subject to the provisions of Section 10.2, each party hereto will bear his or its own respective expenses.

      SECTION 11.2 Extension of time: Waivers. At any time prior to the Closing:

      (a) Contessa may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of Fullcomm, (ii) waive any inaccuracies in the representations and warranties of Fullcomm contained herein or in any documents delivered pursuant hereto by Fullcomm and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Fullcomm. Any agreement on the part of Contessa to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Contessa and shall only be effective in the specific instance. No waiver or any condition or provision shall be deemed to be a subsequent waiver of such condition or provision or a waiver of any condition or provision other than the one specifically waived.

      (b) Fullcomm may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of Contessa, Acquisition, or the Principal Stockholders, (ii) waive any inaccuracies in the representations and warranties of Contessa, Acquisition or the Principal Stockholders contained herein or in any documents delivered pursuant hereto by Contessa, Acquisition or the Principal Stockholders and (iii) waive compliance with any of the agreements or conditions contained herein to be performed by Contessa, Acquisition or the Principal Stockholders. Any agreement on the part of Fullcomm to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of Fullcomm and shall only be effective in the specific instance. No waiver or any condition or provision shall be deemed to be a subsequent waiver of such condition or provision or a waiver of any condition or provision other than the one specifically waived.

      SECTION 11.3 Notices. Any notice to any party hereto pursuant to this Agreement shall be in writing and given by Certified or Registered Mail, FedEx or by facsimile, addressed as follows:

           Fullcomm, Inc.

           c/o  Buchanan Ingersoll Professional Corporation
           650 College Road East
           Princeton, NJ 08540
           Att.: David J. Sorin, Esq.

           Contessa Corporation and
           Fullcomm Acquisition Corp.

           c/o  Kaplan Gottbetter & Levenson, LLP
           630 Third Avenue
           New York, NY 10017
           Att.: Adam S. Gottbetter, Esq.

      Additional notices are to be given as to each party, at such other address as should be designated in writing complying as to delivery with the terms of this Section 11.3. All such notices shall be effective when sent, addressed as aforesaid.

      SECTION 11.4 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

      SECTION 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document. The delivery by facsimile of an executed counterpart of this Agreement shall be deemed to be an original and shall have the full force and effect of an original executed copy.

      SECTION 11.6 Severability. The parties hereto agree and affirm if any part of this Agreement is deemed to be unenforceable, the remainder of the Agreement shall remain in full force and effect.

      SECTION 11.7 Headings and Schedules. The "Article" and "Section" headings are provided herein for convenience of reference only and do not constitute a part of this Agreement. The Schedules, on the other hand, are hereby expressly incorporated into this Agreement.

      SECTION 11.8 Survival of Representations and Warranties. All terms, conditions, representations and warranties set forth in this Agreement or in any instrument, certificate, opinion, or other writing providing for in it, shall survive the Closing and the delivery of the Contessa Shares issued hereunder at the Closing, for a period of eighteen months from the Closing regardless of any investigation made by or on behalf of any of the parties hereto, or whether made before or after Closing.

      SECTION 11.9 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties.

      SECTION 11.10 Amendment. This Agreement may be amended with the approval of the Boards of Directors of Contessa, Acquisition and Fullcomm at any time before or after approval thereof by shareholders of Contessa, if required, and Fullcomm; but after such approval by the Contessa shareholders, no amendment shall be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument, in writing, signed on behalf of each of the parties hereto.

      SECTION 11.11 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New Jersey except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

      SECTION 11.12 Publicity. Except as required by law or on advice of counsel, no party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date.

      SECTION 11.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Article IX hereof.

      SECTION 11.14 Cancellation of Initial Agreement. Upon complete execution of this Agreement, such Agreement shall supercede and cancel the Initial Agreement.

      SECTION 11.15 Definitions.

            "Ancillary Agreements" means the Case Employment Agreement, the Grace Agreements, the Indemnification Agreements, the Master Distribution Agreement, the Creekmore Advisory Agreement, the Tashenberg Advisory Agreement, the Shareholders Agreement and all other agreements required hereunder to consummate the Merger.

            "Case Employment Agreement" shall mean the agreement between Fullcomm and Richard Case in the form of Exhibit A hereto.

            "Creekmore Advisory Agreement" shall mean an agreement satisfactory in form and substance to Gregory Creekmore pursuant to which Gregory Creekmore provides consulting services to Fullcomm and which shall entitle him to 175,000 shares of Contessa common stock payable upon consummation of the Merger.

            "Grace Agreements" shall mean the agreements entered into by Fullcomm and one or more affiliates of R.K. Grace and Company consisting of a
(i) Memorandum of Understanding: Placement Agent and Financial Advisory Engagement dated January 4, 2000 between Fullcomm and R.K. Grace and Company, and (ii) a Consulting Agreement between Grace Consulting, Inc. and Fullcomm dated as of December 27, 1999.

            "Grace Private Placement" shall mean the securities placement by R.K. Grace and Company of not less than 400,000 shares, and up to 1.2 million shares, of common stock, in each case, of Fullcomm, at a price not less than $2.50 per share.

            "Master Distribution Agreement" shall mean a "Master Distributor's Agreement" between Creative Web Solutions, Incorporated and Fullcomm Inc. satisfactory in form and substance to Contessa and Fullcomm.

            "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or order of, or filing with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the business or ownership of the assets of such person.

            "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

            "Shareholders Agreement" means agreement, in form and substance satisfactory to Contessa, whereby Contessa shall receive contractual assurance
(i) from Messrs. Elliott, Lee and

Escaravage through irrevocable proxy (or otherwise) entitling it to elect one member of the Board of Directors and (ii) that recipients of Fullcomm shares under the Ancillary Agreements agree to be bound by the terms of the "unwind" provisions of the "Addendum Regarding Post-Merger Disposition of Fullcomm Assets" attached hereto and made a part hereof.

            "South Edge Loan" shall mean a loan from South Edge International Limited to Fullcomm (i) to be repaid on the earlier of (A) one year from the making thereof; and (B) the receipt of not less than $1 million in gross proceeds and (ii) repayment of which has been personally guaranteed by Messrs. Elliott and Escaravage.

            "Tashenberg Advisory Agreement" shall mean an agreement satisfactory in form and substance to C. Bradley Tashenberg pursuant to which C. Bradley Tashenberg (i) acts as director for two (2) years, and (ii) provides consulting services to Fullcomm and which shall entitle him to175,000 shares of Contessa common stock payable upon consummation of the Merger.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of February 24, 2000.

CONTESSA CORPORATION

By: ____________________________________
    Anthony Markofsky
    Vice President


FULLCOMM, INC.

By: ____________________________________
    Brendan Elliott
    President


FULLCOMM ACQUISITION CORP.

By: ____________________________________
    Anthony Markofsky
    President


THE FULLCOMM SHAREHOLDERS

________________________________________
Phillip O. Escaravage

________________________________________
Wayne H. Lee

____________________________________________
Brendan G. Elliott


THE CONTESSA PRINCIPAL STOCKHOLDERS

____________________________________________
Anthony Markofsky, as Principal Stockholder


VIKING INVESTMENTS GROUP II, INC.

By:_________________________________________
Name:
Title:


PARENTEAU CORPORATION

By:_________________________________________
Name:
Title:

                                  SCHEDULE 1.2

Fullcomm shareholder list and number of Merger Shares to be issued to Fullcomm:

               Name                     Shares of Fullcomm    No. Merger Shares
      --------------------------------------------------------------------------

      Brendan G. Elliott                     1,800,000           1,800,000

      Phillip O. Escaravage                  1,575,000           1,575,000

      Wayne H. Lee                           1,125,000           1,125,000

      Private Placees:

      Hugh Schields                              4,500               4,500

      Edward Ludwig                              6,000               6,000

      Liang Rong Hsu                            18,000              18,000

      Guillermo Freile                          18,000              18,000

      Wayne Cooper                              19,200              19,200

      Kwang Suhn Lee                             9,000               9,000

      Hsin Li and San Huey Li                    4,800               4,800

      James C.C. Li                              1,800               1,800

      Chun-Der Li                                1,800               1,800

      Viking Investment Group II, Inc.          18,000              18,000

                  Totals*:                   4,601,100           4,601,100

      *Purchasers of
      Grace Private Placement            Not presently       "one for one"

                                 Schedule 2.2(a)
                        Holders of Contessa common stock

================================================================================
NAME AND ADDRESS                                         NO. OF           POST
                                                         SHARES         DIVIDEND
================================================================================

Erik Nikischer                                            2,000           2,600
10269 Tanguay
Montreal Quebec H3L 3G6
Canada
--------------------------------------------------------------------------------

Denise Parenteau                                          1,000           1,300
5345 Garneau
St. Hyacinthe Quebec J2S 1E8
Canada
--------------------------------------------------------------------------------

Patrick Lacasse                                          20,000          26,000
2065 Impasse Carillon
St. Hyacinthe Quebec J2S 7X1
Canada
--------------------------------------------------------------------------------

Alain Trottier                                            5,000           6,500
2194 De Murcie
Laval Quebec H7M 3V3
Canada
--------------------------------------------------------------------------------

Louis Belanger                                            2,000           2,600
122 Campbell
St. Hilaire Quebec J3H 3T6
Canada
--------------------------------------------------------------------------------

Guylaine Jodoin                                           1,000           1,300
2065 Impasse Carillon
St. Hyacinthe Quebec J2S 7X1
Canada
--------------------------------------------------------------------------------

David Harries                                             1,000           1,300
115 Wolseley Avenue
Montreal West Quebec H4X 1V8
Canada
--------------------------------------------------------------------------------

Stephane Guertin                                          1,000           1,300
420 St. Jean, Apt. 202
Montreal Quebec H2Y 2S1
Canada
--------------------------------------------------------------------------------

Linda Moses                                               2,000           2,600
122 Campbell
St. Hilaire Quebec J3H 3T6
Canada
--------------------------------------------------------------------------------

================================================================================
NAME AND ADDRESS                                         NO. OF           POST
                                                         SHARES         DIVIDEND
================================================================================

Eve Parenteau                                             1,000           1,300
5345 Garneau
St. Hyacinthe Quebec 52S 1E8
Canada
--------------------------------------------------------------------------------

Claude Paris                                              1,000           1,300
9175 Andre Matthieu
Anjou Quebec H1K 5A1
Canada
--------------------------------------------------------------------------------

Jack Gramas                                               1,000           1,300
322 Raymond Casgrotin
Laval Quebec H7N 5N8
Canada
--------------------------------------------------------------------------------

Jean Francois Perreault                                   1,000           1,300
5901 Terrace Boisvert
St. Hubert Quebec J3Y 6E1
Canada
--------------------------------------------------------------------------------

Johanne Bettan                                            1,000           1,300
5328 Mountain Sights
Montreal Quebec H3W 2Y3
Canada
--------------------------------------------------------------------------------

Pierre Marcotte                                           1,000           1,300
190 Perron
La Prairie Quebec J5R 5Z5
Canada
--------------------------------------------------------------------------------

Martin Laplante                                           1,006           1,307
5675 Theroux
St. Hyacinthe Quebec J2S 8L8
Canada
--------------------------------------------------------------------------------

Julie Bourne                                              1,000           1,300
88 Columbia
Montreal Quebec H3Z 2C3
Canada
--------------------------------------------------------------------------------

John Lincoln                                              1,000           1,300
2-284 Lake Street, Apt. 2
Peterborough Ontario K9J 2H5
Canada
--------------------------------------------------------------------------------

Daniel Benhamou                                           1,000           1,300
7062 Wavell
Montreal Quebec H4W 1L7
Canada
--------------------------------------------------------------------------------

Richard Hull                                              4,000           5,200
955 Ch. Perras
Coaticook Quebec J1A 2S6
Canada
--------------------------------------------------------------------------------

================================================================================
NAME AND ADDRESS                                         NO. OF           POST
                                                         SHARES         DIVIDEND
================================================================================

Matthew Dunn                                              2,000           2,600
141 Av. du Mont-Royal O.
Montreal Quebec H2T 2S9
Canada
--------------------------------------------------------------------------------

Chay Benhamou                                             2,000           2,600
7062 Wavell
Montreal Quebec H4W 1L7
Canada
--------------------------------------------------------------------------------

Max Lincoln                                               1,000           1,300
141 Mont-Royal Avenue W
Montreal, Quebec H2T 2S9
Canada
--------------------------------------------------------------------------------

Shangri-La Investments Ltd.                             141,665         184,165
Oakbridge House
6 West Hill Street
P.O. Box N-8195
Nassau
BAHAMAS
--------------------------------------------------------------------------------

Tradewinds Investments Ltd.                             141,665         184,165
Charlotte House
Charlotte Street
P.O. Box N-7755
Nassau, BAHAMAS
--------------------------------------------------------------------------------

Partner Marketing AG                                    141,665         184,165
Habsburgerstrasse 20
Postfach
6002 Luzeriz
Switzerland
--------------------------------------------------------------------------------

CCDC Consulting Distribution AG                         141,665         184,165
Glockengasse 4
Postfach
4001 Basel
Switzerland
--------------------------------------------------------------------------------

A&H Leasing                                             141,665         184,165
Esslinggasse 2
A-1010 Vienna
AUSTRIA
--------------------------------------------------------------------------------

Tel-Ex-Ka AG                                            141,675         184,178
Zuerichstrasse 28
8306 Bruettiselleiz
Switzerland
--------------------------------------------------------------------------------

Anthony Markofsky                                       300,000         390,000
c/o Tamboril Cigar Company
2600 S.W. 3rd Ave
Miami, FL 33129
S.S. No. ###-##-####
--------------------------------------------------------------------------------

================================================================================
NAME AND ADDRESS                                           NO. OF        POST
                                                           SHARES      DIVIDEND
================================================================================

Viking Investment Group II, Inc.                           525,000     682,500
c/o Kaplan Gottbetter & Levenson, LLP
630 Third Avenue
New York, NY 10017
EIN 51-0364556
--------------------------------------------------------------------------------

Parenteau Corporation                                      525,000     682,500
4446 St. Laurent Boulevard
Suite 801
Quebec H2W 1Z5
Canada
--------------------------------------------------------------------------------

Kaplan Gottbetter & Levenson, LLP                           50,000      65,000
630 Third Avenue
New York, NY 10017
EIN 13-3914020
--------------------------------------------------------------------------------

                               Number of Shareholders:         34
--------------------------------------------------------------------------------

                                                Total:   2,304,006   3,000,000
================================================================================

                                  Schedule 2.11
                     Description of suits, litigations, etc.

      On September 26, 1994, a shareholder of Contessa commenced a shareholder derivative action against a company and its principal officer for breach of an exchange agreement. On December 11, 1995, a default judgment was entered in favor of plaintiff shareholder. The judgment awarded plaintiff, and hence Contessa, the sum of $40,440.04. This judgment has been deemed uncollectible (See notes to Contessa's financial statements). Copies of the pleadings and other relevant litigation papers have been provided to Fullcomm.

                                  Schedule 2.16
                             Contessa Bank Accounts

None.

                                  Schedule 2.19
                        Affiliate Business Relationships

None.

                                  Schedule 4.1
                 Other entities owned or controlled by Fullcomm

None.

                                  Schedule 4.2
             Other Options, Rights, etc. re: Fullcomm capital stock

      Shares of Common Stock of Fullcomm to be issued in connection with the Ancillary Agreements as follows.

   =============================================================================

   Case Employment Agreement          175,000 share option at 10(cent) per share

   Grace Consulting Agreement                175,000 warrants at $2.75 per share

   Grace Placement Agency Agreement                         10% warrant override

      Fullcomm has engaged R.K. Grace to undertake a private placement of up to
1.2 million shares at not less than $2.50 per share. In addition, the Board of Directors of Fullcomm has authorized the private placement of an additional 2.8 million shares at not less than $2.50 per share.

                                  Schedule 4.9
                               Fullcomm Litigation

None.

                                  Schedule 4.10
            List of patents, assignments of patents, trademarks, etc.

      Fullcomm intends to file a patent application relating to its hardware and software encryption technology for secure transmissions of digital and other data.

                                  Schedule 4.15
                     Fullcomm Property, Contracts, Employees

Contract

      Design Team Contract to be delivered to Contessa prior to Closing.

Employees

      Brendan G. Elliott -- President and Treasurer

      Wayne H. Lee -- Vice President and Secretary

          Addendum regarding post-Merger Disposition of Fullcomm assets

      This addendum is made a part of the Merger Agreement and Plan of Merger dated the date hereof among Contessa Corporation and Fullcomm Acquisition Corp. and Fullcomm, Inc., the Shareholders of Fullcomm, Inc. and the Principal Stockholders of Contessa Corporation, as if set forth in full therein.

      The parties hereto agree that if the minimum amount of $1,000,000 in gross proceeds is not received under the Grace Private Placement on or prior to the date 30 days following the effectiveness of the Merger of Fullcomm and Acquisition (or if such 30th day is not a business day upon the next succeeding business day), then the parties hereto agree to take all necessary actions to "unwind" the Merger so that the parties are restored to their ownership status as in effect prior to the Merger. Such unwind may take the form of (i) an asset disposition, (ii) a share for share exchange by which the former Fullcomm shareholders receive back their share ownership in Fullcomm (or its successor by merger) in exchange for surrendering their post-Merger shares in Contessa, or
(iii) such other transaction structure as may be advisable in order to effectuate the goal of restoring the parties to their pre-Merger statuses. The parties agree to work with all reasonable diligence to effectuate such unwinding and the costs of such effectuation shall be equally borne by Contessa and the entity into which the Former Fullcomm pre-Merger assets are vested.

      In order to effectuate the foregoing, Contessa is hereby expressly authorized to delay issuance and delivery of the post-Merger shares to former Fullcomm shareholders pending the possible application of the 30-day unwind contingency provided for above, and in addition, should such unwind contingency be operative, Contessa's obligation to issue Merger shares to the former shareholders of Fullcomm is hereby deemed to be null and void.

Date: January 28, 2000